SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                        SECURITIES EXCHANGE ACT OF 1934

                           Sun-Times Media Group, Inc.
                                (Name of Issuer)

                          Common stock, $.01 Par Value
                         (Title of Class of Securities)

                                    86688Q100
                                 (CUSIP Number)

                                   May 1, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 2 OF 10


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(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Polar Securities Inc.
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a) [X]
                                                 (b) [ ]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Canada
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                      -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                      7,525,950
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                      -0-
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                      7,525,950
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      7,525,950
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      11.5%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      IA
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 3 OF 10


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(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  South Pole Capital Master Fund
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a) [X]
                                                 (b) [ ]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                      -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                      3,152,400
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                      -0-
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                      3,152,400
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      3,152,400
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                                 4.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                                 CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 4 OF 10


------------------------------------------------------------------------------
(1)   NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  South Pole Capital LP
------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                 (a) [X]
                                                 (b) [ ]
------------------------------------------------------------------------------
(3)   SEC USE ONLY
------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  Canada
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                      -0-
SHARES            ____________________________________________________________

BENEFICIALLY      (6)   SHARED VOTING POWER
                                      4,373,550
OWNED BY          ____________________________________________________________

EACH              (7)   SOLE DISPOSITIVE POWER
                                      -0-
REPORTING         ____________________________________________________________

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                      4,373,550
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                      4,373,550
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                       [ ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                      6.7%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                      PN
------------------------------------------------------------------------------

 Schedule 13G

CUSIP No. 86688Q100                                  PAGE 5 OF 10

ITEM 1(a).        NAME OF ISSUER:

                  Sun-Times Media Group, Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  350 North Orleans St.
                  Floor 10 South
                  Chicago, IL 60654


ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

         This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

             (i) South Pole Capital Master Fund ("South Pole Master"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

             (ii) South Pole Capital LP ("South Pole"), an Ontario, Canada limited partnership, with respect to the Shares reported in this Schedule 13G directly owned by it.

             (iii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G directly owned by South Pole Master and South Pole.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common stock, $.01 Par Value (the "Shares")

ITEM 2(e).  CUSIP NUMBER:  86688Q100

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 6 OF 10


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]   Broker or dealer registered under Section 15 of the
                             Act;

                  (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

                  (c)  [ ]   Insurance Company as defined in Section 3(a)(19)
                             of the Act;

                  (d)  [ ]   Investment Company registered under Section 8
                             of the Investment Company Act of 1940;

                  (e)  [ ]   Investment Adviser registered under Section 203
                             of the Investment Advisers Act of 1940: see
                             Rule 13d-1(b)(1)(ii)(E);

                  (f)  [ ]   Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or
                             Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ]   Parent Holding Company, in accordance with
                             Rule 13d-1(b)(ii)(G);

                  (h)  [ ]   Savings Associations as defined in Section 3(b)
                             of the Federal Deposit Insurance Act;

                  (i)  [ ]   Church Plan that is excluded from the
                             definition of an investment company under Section
                             3(c)(14) of the Investment Company Act of 1940;

                  (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 7 OF 10

ITEM 4.   OWNERSHIP.

         Polar Securities Inc. serves as the investment manager to South Pole Master and South Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this
Schedule 13G.

         Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.   Polar Securities

              (a) Amount beneficially owned: 7,525,950

              (b) Percent of class: 11.5% (all percentages herein are based on 65,438,124 Shares reported to be outstanding as of April 30, 2008 as reflected in the Form 10-Q filed by the Company on May 9,
              2008).

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii) shared power to vote or to direct the vote: 7,525,950 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        7,525,950 Shares

         B.   South Pole Master

              (a) Amount beneficially owned: 3,152,400

              (b) Percent of class: 4.8%

              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii) shared power to vote or to direct the vote: 3,152,400 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        3,152,400 Shares

         C.   South Pole

              (a) Amount beneficially owned: 4,373,550

              (b) Percent of class: 6.7%

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 8 OF 10


              (c) Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: 0 Shares.

                  (ii) shared power to vote or to direct the vote: 4,373,550 Shares.

                  (iii) sole power to dispose or to direct the disposition of: 0
                        Shares.

                  (iv)  shared power to dispose or to direct the disposition of:
                        4,373,550 Shares

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  See Item 4.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 9 OF 10


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  May 12, 2008                  Polar Securities Inc.
                                      /s/ Paul Sabourin
                                      -----------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

                                      South Pole Capital Master Fund
                                      By:  Polar Securities Inc.
                                      /s/ Paul Sabourin
                                      -----------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

                                      South Pole Capital LP
                                      By:  Polar Fund Management III Inc,
                                      its General Partner
                                      /s/ Paul Sabourin
                                      -----------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

Schedule 13G

CUSIP No. 86688Q100                                  PAGE 10 OF 10


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  May 12, 2008                  Polar Securities Inc.
                                      /s/ Paul Sabourin
                                      -----------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

                                      South Pole Capital Master Fund
                                      By:  Polar Securities Inc.
                                      /s/ Paul Sabourin
                                      -----------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

                                      South Pole Capital LP
                                      By:  Polar Fund Management III Inc,
                                      its General Partner.
                                      /s/ Paul Sabourin
                                      -----------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer